Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ballard Power Systems Inc.

(Exact Name of Registrant as Specified in its Charter)

Table1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares (no par value) (3)	Rule 457(c) and Rule 457(h)(2)	6,000,000(3)	$4.50	$	$110.20 per $1,000,000	$2,975.40
Total Offering Amounts					$	$110.20 per $1,000,000	$2,975.40
Total Fee Offsets							—
Net Fee Due							$2,975.40

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and 457(c). The proposed maximum aggregate offering price is based upon (a) the exercise prices for outstanding options under the Consolidated Share Option Plan (the “Option Plan”) and (b) the average of the high and low prices of the common shares reported on NASDAQ on May 5, 2023 for common shares reserved for future option issuances under the Option Plan and for common shares reserved for issuance under the Consolidated Share Distribution Plan (the “Distribution Plan”).
(3)	Represents common shares, without par value, issuable pursuant to the Option Plan and the Distribution Plan.